EXHIBIT 10.19

EXECUTION COPY

MUTUAL TERMINATION OF LEASE AGREEMENT

This MUTUAL TERMINATION OF LEASE AGREEMENT (hereinafter the “Termination Agreement”) is made and entered into as of the 7th day of February, 2006 (the “Effective Date”), by and between CS FAMILY, LLC, a Georgia limited liability company (hereinafter referred to as “Lessor”), and PHARMASSET, INC., a Delaware corporation (hereinafter referred to as “Lessee”);

WITNESSETH:

WHEREAS, Lessor and Pharmasset, Inc., a Georgia corporation (the “Predecessor”) are parties to that certain Lease dated November 1, 1998, as amended by that certain First Amendment to Lease dated November 4, 2000 (collectively, the “Lease”), covering that certain building situated at 1860 Montreal Road, Tucker, Georgia, consisting of approximately 16,514 rentable square feet of space (the “Premises”);

WHEREAS, Lessee is the successor in interest to the Predecessor pursuant to the merger by the Predecessor with and into the Lessee on July 23, 2004; and

WHEREAS, Lessee took possession of the Premises and has controlled such space continuously through October 31, 2005; and

WHEREAS, Lessee, for independent business reasons, has determined to relocate its principal place of business, whereby Lessee no longer desires to lease the Premises, and the parties have mutually agreed to terminate the Lease with the termination being effective as of October 31, 2005 (the “Termination Date”); and

WHEREAS, the parties are desirous of setting forth in this document the terms of their agreement for such mutual termination.

NOW, THEREFORE, for and in consideration of the mutual promises and benefits of the parties hereto and in further consideration of the payment by Lessee to Lessor of the sums as hereinafter provided, the receipt and sufficiency of which consideration are hereby acknowledged, the parties agree as follows:

1. Lessee shall, on the Effective Date, pay to Lessor (which payment shall be made to as directed in writing by Lessor) the sum of $1.398 million, as full and final payment for and satisfaction of all amounts and other obligations due under the Lease, including without limitation all rent payments, Operating Expenses (as such term is defined in the Lease), the costs of all utilities and services, repair and maintenance obligations, liability for damages, insurance premiums, any capital investment, structural repairs and improvements in the Premises and related costs and expenses, expenses incurred in the removal or destruction, storage, sale or other disposition of any property left on the Premises after the Termination Date, and all other charges, costs and expenses incurred by Lessor as a result of any use of the Premises by Lessee, and Lessor agrees that Lessee shall hereafter have no further obligations or liabilities involving the payment of money under the Lease.

2. The parties acknowledge and agree that the balance of the security deposit payable to Lessor by Lessee in accordance with Paragraph 2.3 of the Lease has been applied to reduce the amount of the payment that would have otherwise been required to be made pursuant to Section 1 above.

3. The parties acknowledge that Lessee has already moved its operations from the Premises and Lessor has already inspected the Premises after Lessee vacated the Premises. Therefore, Lessee hereby delivers the Premises to Lessor and Lessor hereby accepts the Premises, as is. Without limiting the foregoing, Lessor hereby acknowledges that Lessor does not elect to have Lessee remove or restore any installations in the Premises pursuant to Paragraph 10.4 of the Lease.

4. Lessor and Lessee represent and warrant to each other and agree as follows: the Lease has not been modified or amended except as set forth herein; there are no other agreements, understandings, contracts, or commitments of any kind by, between or among such party to this Agreement and any third party with respect to the Lease or the Premises except as expressly provided in the Lease; such party has not assigned, transferred, sublet or hypothecated its rights, obligations or interests (or any portion thereof) under the Lease; and to the best of such party’s knowledge, neither party is in default under the Lease nor is there any condition or event which has occurred, which, with the passage of time or the giving of notice or both, would constitute a default or breach under the Lease.

5. The parties hereby agree that upon Lessee’s payment to Lessor of the amount set forth in Section 1 above, effective as of the Termination Date, the Lease shall be terminated automatically without further action on the part of either party hereto.

6. Each party irrevocably, unconditionally and completely releases, acquits and forever discharges the other party, and all of the other party’s members, partners, shareholders, officers, directors, employees, agents, representatives, attorneys, insurers, successors, assigns, predecessors, survivors, trustees, liquidators, subsidiaries and other affiliated entities (collectively, the “Released Parties”) from any and all Claims and hereby irrevocably, unconditionally and completely waives and relinquishes each and every Claim that such party may have had in the past, may now have or may claim in the future to have had against the other party; provided, however, notwithstanding anything else to the contrary herein, the Lessor does not release, and hereby expressly reserves any claims that it may have against the Lessee that arise out of , or in connection with, or relate to any claims, actions, suits and demands made against the Lessor or the Premises by any other person or entity or that arise out of or in connection with any environmental matter, including but not limited to any claim, action, suit or demand arising under any applicable federal, state or local laws, statutes, rules, regulations, orders, consent decrees, judgments, permits or licenses relating to prevention, remediation, reduction or control of pollution, or protection of the environment, natural resources and/or human health and safety; provided, further, that neither party releases, and hereby expressly reserves, any Claims that arise out of or in connection with, or relate to this Termination Agreement . For purposes hereof, “Claim” means all disputes, claims, suits, controversies, demands, losses, damages, costs and expenses of any kind (including without limitation attorneys’ fees and expenses), debts, liens, contracts, rights, obligations, agreements, promises, liabilities, actions and causes of action of every kind and nature, known or unknown, fixed or contingent, including, without limitation, any unsuspected or undisclosed claim and any claim or right that may be asserted or exercised by a party in any capacity, in any way relating to or arising out of the Lease or the use of the Premises, except as otherwise excluded and reserved by Lessor in Paragraph 6 of this Termination Agreement, including without limiting the generality of the foregoing:

(i) Each party agrees that it shall assert no claim of default or offset or defense against the payment of rent or other charges payable pursuant to the Lease nor shall it assert any claim under the Lease in regard to the operation or maintenance of the Premises or any of the property of which the Premises are a part;

(ii) Lessor hereby releases any and all liens, security interests, encumbrances and other rights in or to Lessee’s property, including but not limited to those granted pursuant to Paragraph 21 of the Lease, any other agreement, by operation of law or otherwise; and

(iii) Lessor hereby acknowledges that, notwithstanding any provision of the Lease to the contrary, including without limitation Paragraphs 12.1.1, 16.1, 23 and 41 of the Lease, upon payment of the amount set forth in Section 1 above, Lessee shall have no obligation to indemnify Lessor, including without limitation for any losses, costs, expenses and damages which Lessor may suffer by reason of termination of the Lease, any default by Lessee or its permitted assignee or subtenant under the Lease, any act or negligence of Lessee or any of the Lessee Parties (as such term is defined in the Lease), all claims for damages to persons or property by reason of the use or occupancy of the Premises, any loss or liability resulting from any delay of Lessee in surrendering the Premises, or any liability or claim (and all expenses, including attorney’s fees, incurred in defending any such claim or in enforcing such indemnity) for a real estate brokerage commission or similar fee or compensation arising out of or in any way connected with any claimed dealings with Lessee and relating to the Lease or the negotiation thereof.

7. Each party hereto represents and warrants that (i) this Termination Agreement has been duly authorized, executed and delivered by such party and constitutes the valid and binding obligation of such party, enforceable in accordance with its terms, (ii) it has full power and authority to enter into this Termination Agreement and to perform its obligations hereunder and (iii) the person(s) executing this Termination Agreement has been duly authorized and directed to do so.

8. Lessee hereby further represents and warrants that

a. it has paid all of its obligations under the Lease through and including October 31, 2005, including but not limited to those enumerated in Paragraphs 2, 4, 6, 7 and 9 of the Lease. Further, Lessee shall reasonably cooperate in transferring utility service (e.g. water, electricity, sewer) into the name of the Lessor effective as of Termination Date so as to avoid any interruption of service.

b. it has not encumbered the Premises and at the Termination Date the Premises will be free and clear of all liens, claims, encumbrances, rights and security interests, except those that have been imposed by Lessor.

9. The terms, conditions, covenants, and provisions of this Termination Agreement shall be deemed to be severable. If any clause or provision herein contained shall be adjudged to be invalid or unenforceable by a court of competent jurisdiction or by operation of any applicable law, it shall not affect the validity of any other clause or provision herein, but the other clauses or provisions shall remain in full force and effect.

10. This Termination Agreement shall be construed in accordance with the provisions of the laws of the state of Georgia, without regard to the application to conflicts of laws principles. Any claims or disputes arising out of or related to this Termination Agreement shall be brought in the state and federal courts located in Dekalb County, Georgia. The parties hereby consent to exclusive jurisdiction and venue in the state and federal court in Dekalb County, Georgia, for the resolution of any claims or disputes arising from or related to this Termination Agreement.

[Signatures begin on the next page.]

IN WITNESS WHEREOF, each of the parties have caused this Mutual Termination of Lease Agreement to be executed in its behalf, respectively, under seal, by its duly authorized corporate officers as of the day and year first above written.

CS FAMILY, LLC, a Georgia limited liability company

By:	/s/ Raymond Schinazi
Title:	Manager
Name:	Raymond F. Schinazi

PHARMASSET, INC., a Delaware corporation

By:	/s/ Kurt Leutzinger
Title:	Chief Financial Officer
Name:	Kurt Leutzinger

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